Exhibit 99.1

VILLAGEEDOCS

Financial Statements
For the Years December 31, 2004 and 2003
Together with Report of Independent Registered Public Accounting Firm

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of VillageEDOCS

We have audited the accompanying consolidated balance sheet of VillageEDOCS and subsidiaries (the "Company") as of December 31, 2004, and the related consolidated statements of operations, stockholders' deficit and cash flows for each of the years in the two-year period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of VillageEDOCS and subsidiaries at December 31, 2004, and the results of their operations and their cash flows for each of the years in the two-year period then ended in conformity with accounting principles generally accepted in the United States of America.


The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred recurring losses, and has a working capital deficit of $528,587 and a stockholders' deficit of $3,033,339 at December 31, 2004, as restated. These factors, among others, raise substantial doubt as to the Company's ability to continue as a going concern. Management's plans in regard to these matters are described in Note 2. The consolidated financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

As discussed in Note 1 to the consolidated financial statements, the Company restated its 2004 consolidated financial statements.


/s/Corbin & Company, LLP
Irvine, California

March 30, 2005 (April 14, 2006 as to the effects of the restatement discussed in Note 1)

VILLAGEEDOCS AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET


                                                                 DECEMBER 31,
                                                                         2004
                                                                   (RESTATED)
                                                                 ------------

ASSETS

Current assets:

   Cash                                                          $    458,009
   Accounts receivable, net of allowance for doubtful
      accounts of $68,000                                             707,489
   Inventories                                                         54,154
   Other current assets                                                 5,537
                                                                 ------------
         Total current assets                                       1,225,189

Property and equipment, net                                           350,467
Other assets                                                           14,632
Other intangibles, net                                                497,500
Goodwill                                                            2,051,306
                                                                 ------------
                                                                 $  4,139,094
                                                                 ============


LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:

   Accounts payable                                              $    200,981
   Accrued expenses                                                   431,296
   Deferred revenue                                                   154,924
   Capital lease obligations                                            4,963
Note payable                                                            3,455
Current portion of convertible notes and accrued interest
   payable to related parties                                         958,157
                                                                 ------------
        Total current liabilities                                   1,753,776

Long term convertible notes and accrued interest
   payable to related parties, net of unamortized
   debt discount of $264,172                                        1,135,828
Long term convertible notes and accrued interest
   payable to related parties converted to common stock
   in 2005, net of unamortized debt discount of $430,182            3,252,427

Derivative liability                                                1,030,402

                                                                 ------------
        Total  liabilities                                          7,172,433

Commitments and contingencies

Stockholders' deficit:
   Common stock, no par value:
      Authorized -- 175,000,000 shares
         Issued and outstanding -- 36,036,544 shares                7,464,373
Additional paid-in capital                                          2,244,451
Accumulated deficit                                               (12,742,163)
                                                                 ------------
         Total stockholders' deficit                               (3,033,339)
                                                                 ------------
                                                                 $  4,139,094
                                                                 ============


See accompanying notes to consolidated financial statements.

VILLAGEEDOCS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                 YEARS ENDED DECEMBER 31,
                                                  2004             2003
                                                (RESTATED)      (RESTATED)
                                               ------------    ------------
Net sales                                      $  6,014,269    $  1,882,027
Cost of sales                                     2,367,789         920,410
                                               ------------    ------------
         Gross profit                             3,646,480         961,617
                                               ------------    ------------
Operating expenses:
      Product and technology
         development                                418,444         488,115
      Sales and marketing                           725,155         806,138
      General and administrative                  2,066,744         922,332
      Depreciation and amortization                 234,327         148,975
                                               ------------    ------------
         Total operating expenses                 3,444,670       2,365,560
                                               ------------    ------------
         Income (loss) from operations              201,810      (1,403,943)

Change in fair value of derivative liability       (241,336)         (3,695)
Interest expense                                   (725,987)       (661,659)
Loss on buyout of leased equipment                     --           (39,943)
                                               ------------    ------------
         Loss before provision for
               income taxes                        (765,513)     (2,109,240)

Provision for income taxes                            2,400             800
                                               ------------    ------------
         Net loss                              $   (767,913)   $ (2,110,040)
                                               ============    ============

Basic and diluted loss available to
      common stockholders per common
      share                                    $      (0.02)   $      (0.07)
                                               ============    ============

Weighted average shares outstanding -
        basic and diluted                        35,321,760      30,828,738
                                               ============    ============


See accompanying notes to consolidated financial statements.

VILLAGEEDOCS AND SUBSIDIARIES
STATEMENTS OF STOCKHOLDERS' DEFICIT
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                                Additional
                                                                                 Paid-in      Accumulated
                                                    Shares         Amount        Capital        Deficit          Total
                                                 ------------   ------------   ------------   ------------    ------------
Balances, January 1, 2003 (restated)               29,981,487   $  6,805,550   $  1,446,348   $ (9,864,210)   $ (1,612,312)

Common stock issued to employees and
  non-employees for services                        1,154,038        167,133           --             --           167,133

Estimated value of beneficial conversion
  feature on new convertible notes payable               --             --          471,586           --           471,586

Estimated fair value of
  options granted to employees and
  non-employees for services                             --             --           80,028           --            80,028

Net loss (restated)                                      --             --             --       (2,110,040)     (2,110,040)

                                                 ------------   ------------   ------------   ------------    ------------
Balances, December 31, 2003 (restated)             31,135,525      6,972,683      1,997,962    (11,974,250)     (3,003,605)

Estimated fair value of common stock
   issued in acquisition                            4,400,000        440,000           --             --           440,000

Estimated fair value of common stock
   issued as acquisition cost                         352,000         35,200           --             --            35,200

Estimated fair value of common stock issued to
   employees and non-employees for services           125,000         16,250           --             --            16,250

Estimated fair value of common stock issued
   for exercise of warrants                            24,019            240           --             --               240

Estimated value of beneficial conversion
  feature on new convertible notes payable               --             --          241,179           --           241,179
(restated)

Estimated fair value of options granted to
  employees and non-employees for services               --             --            5,310           --             5,310

Net loss (restated)                                      --             --             --         (767,913)       (767,913)
                                                 ------------   ------------   ------------   ------------    ------------
Balances, December 31, 2004 (restated)             36,036,544   $  7,464,373   $  2,244,451   $(12,742,163)   $ (3,033,339)
                                                 ============   ============   ============   ============    ============

VILLAGEEDOCS AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003


                                                                                  2004           2003
                                                                            (RESTATED)     (RESTATED)
                                                                           -----------    -----------
Cash Flows from Operating Activities:
   Net loss                                                                $  (767,913)   $(2,110,040)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:
         Depreciation and amortization                                         234,327        148,975
         Provision for doubtful accounts receivable                             40,000         16,502
         Estimated fair value of stock options issued
            to employees and non-employees for services rendered                 5,310         80,028
         Common stock issued to employees and
            non-employees for services rendered                                 92,250        143,133
         Amortization of beneficial conversion feature and
            warrant issued with convertible notes                              273,426        471,586
         Change in fair value of derivative liability                          241,336          3,695
          Common stock issued for settlement of debt                              --           24,000
          Loss on buyout of leased equipment                                      --           39,943
          Changes in operating assets and liabilities, net of
             acquisition:
                  Accounts receivable                                         (270,905)      (112,630)
                  Inventories                                                  (35,608)          --
                  Other current assets                                           5,147         18,487
                  Accounts payable                                            (119,329)       (53,940)
                  Accrued expenses and accrued interest                        318,607        330,500
                  Deferred revenue                                             154,924           --
                                                                           -----------    -----------
                     Net cash provided by (used in) operating activities       171,572       (999,761)
                                                                           -----------    -----------
Cash Flows from Investing Activities:
   Purchases of property and equipment                                         (90,710)       (69,263)
   Payments for buyout of leased equipment                                        --          (10,919)
   Cash paid for acquisition of TBS, net of cash acquired                   (1,389,444)          --
   Costs incurred for purchase of TBS                                         (180,216)          --
                                                                           -----------    -----------
                     Net cash used in investing activities                  (1,660,370)       (80,182)
                                                                           -----------    -----------
Cash Flows from Financing Activities:
   Proceeds from convertible notes payable to related parties                2,045,000      1,132,000
   Principal payments under capital leases                                     (14,055)       (40,682)
   Payments on notes payable                                                    (9,080)          --
   Payments on notes payable to related parties                               (140,000)          --
   Proceeds from exercise of warrants                                              240           --
                                                                           -----------    -----------
                     Net cash provided by financing activities               1,882,105      1,091,318
                                                                           -----------    -----------
   Net change in cash                                                          393,307         11,375

   Cash, beginning of year                                                      64,702         53,327
                                                                           -----------    -----------
   Cash, end of year                                                       $   458,009    $    64,702
                                                                           ===========    ===========
Supplemental disclosure of cash flow information -
   Cash paid during the year for:
               Interest                                                    $    39,341    $     5,284
                                                                           ===========    ===========
               Income taxes                                                $       800    $       800
                                                                           ===========    ===========

continued


                                                                                  2004           2003
                                                                            (RESTATED)     (RESTATED)
                                                                           -----------    -----------
Supplemental Schedule of Noncash Investing and Financing Activities:
   Issuance of common stock as acquisition cost                            $    22,200    $      --
                                                                           ===========    ===========
   Issuance of common stock in acquisition                                 $   440,000    $      --
                                                                           ===========    ===========
   Issuance of notes payable in acquisition                                $ 2,100,000    $      --
                                                                           ===========    ===========
   Debt assumed in acquisition                                             $   152,535    $      --
                                                                           ===========    ===========
   Estimated fair value of derivative liability                            $   730,000    $      --
                                                                           ===========    ===========
   Estimated fair value of debt discount in connection with
       issuance of convertible notes payable to related party              $   971,179    $      --
                                                                           ===========    ===========
   Equipment financed through capital lease                                $      --      $    21,233
                                                                           ===========    ===========


See accompanying notes to consolidated financial statements.

VILLAGEEDOCS AND SUBSIDIARIES


Notes to Financial Statements
For the Years Ended December 31, 2004 and 2003

1. Background, Organization, Basis of Presentation, and Restatement of Previously Issued Financial Statements


VillageEDOCS was incorporated in 1995 in Delaware and reincorporated in California in 1997. The Company operates an electronic document delivery service marketed to organizations throughout the United States and internationally. On February 17, 2004, the Company acquired Tailored Business Systems, Inc. ("TBS"). TBS provides various programming, processing and printing services to governmental entities, including installing software, hardware, printing and mailing of property tax forms. On June 16, 2004, the holders of a majority of the voting capital stock of the Company voted to approve a Plan of Restructuring that includes the reorganization of the Company's electronic document delivery business into a wholly owned subsidiary of the Company. In connection with the reorganization, the Company formed MessageVision, Inc. ("MVI") on October 25, 2004. The consolidated financial statements include the accounts of the Company and those of MVI and TBS, its wholly owned subsidiaries, since October 25, 2004 and February 17, 2004, respectively. All significant inter-company transactions and balances have been eliminated in consolidation.


RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

During the year ended December 31, 2005, the Company determined that the manner in which it accounted for the variable conversion rate and an embedded put option of certain of its convertible notes payable (see Note 7) was not in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133. The Company determined that the variable conversion feature was an embedded derivative instrument and that the conversion option was an embedded put option pursuant to SFAS No. 133. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF No. 00-19, as a result of entering into the convertible note agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income. Accordingly, in connection with the restatement adjustments, the Company has appropriately reflected the non-operating, non-cash income or expense resulting from the changes in fair value. The Company had previously not recorded the embedded derivative instruments as a liability and did not record the related changes in fair value.

During the year ended December 31, 2005, the Company also determined that certain transactions involving the issuance of its common stock and warrants to employees in connection with the acquisitions of TBS and Resolutions were not recorded in accordance with SFAS No. 141. During 2004, the Company acquired TBS and issued 132,000 shares of its common stock valued at $13,200 and paid $62,800 in cash to an employee and recorded such as additional purchase price. In connection with the restatement adjustments, the Company has reflected the value of the common stock and cash as compensation expense and will not record any expense related to the warrants as the Company accounts for its employee stock-based compensation under APB No. 25.

The following tables present a summary of the effects of the restatement adjustments on the Company's consolidated balance sheet at December 31, 2004 and the statements of operations and cash flows for the year ended December 31, 2004:

Consolidated balance sheet at December 31, 2004:

                                         AS PREVIOUSLY
                                           REPORTED           ADJUSTMENTS             AS RESTATED
                                         -------------        -----------             -----------
Goodwill                                 $  2,127,306             (76,000)            $ 2,051,306
                                         ============         ===========             ===========

Warrant liability                        $       --            (1,030,402)            $(1,030,402)
                                         ============         ===========             ===========

Debt discount                            $    504,737             189,617             $   694,354
                                         ============         ===========             ===========

Stockholders' deficit                                              62,465   (1)
                                                                  323,810   (2)
                                                                  153,810   (3)
                                         $ (2,116,554)            376,700   (4)       $(3,033,339)
                                         ============                                 ===========

Consolidated statement of operations for the year ended December 31, 2004:

                                  As previously
                                  reported            Adjustments              As restated
                                  -------------       -----------              --------------
General and administrative         $  1,990,744       $    76,000 (4c)         $    2,066,744

Change in fair value of
  derivative liability                       --          (241,336)(4b)               (241,336)

Interest expense                       (666,623)          (59,364)(4a)               (725,987)

Net loss                               (391,213)         (376,700)(4)                (767,913)


Loss per common share -
  basic and diluted                $      (0.01)     $      (0.01)             $        (0.02)

(1) To record the reclassification of the derivative liability from additional paid-in capital to liability.

(2) To record the reclassification of the fair value of warrants issued with convertible notes from additional paid-in capital to derivative liability.

(3) To record the reclassification of the embedded put option from additional paid-in capital to derivative liability.

(4)  To record the following additional expenses:

     4a) Record additional amortization of debt discount related to recording the fair value of the warrants, as prescribed under EITF 00-19 of $59,364.
     4b) To record the expense related to the change in fair value of the derivative instruments of $241,336.
     4c) To record the reclassification of $76,000 paid to an employee in connection with the acquisition of TBS which was allocated to the purchase price to compensation expense.

As a result of the accounting treatment prescribed by SFAS No. 133, the Company's additional paid in capital at December 31, 2003 and 2002 was reduced by $58,770 and the 2003 net loss was increased by $3,695.


2.   Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. The Company has incurred significant losses since inception. The Company's losses are continuing and are expected to continue until such time as the Company is able to sufficiently expand its existing businesses or is able to consummate business combination transactions with other businesses whose profits are sufficient to offset any ongoing losses from operating the holding company that owns TBS and MVI.

The Company's success is dependent upon numerous items, certain of which are the successful growth of revenues from its products and services, its ability to obtain new customers in order to achieve levels of revenues adequate to support the Company's current and future cost structure, and its success in obtaining financing for equipment and operations, for which there is no assurance. Unanticipated problems, expenses, and delays are frequently encountered in establishing and maintaining profitable operations. These include, but are not limited to, competition, the need to develop customer support capabilities and market expertise, setbacks in product development, technical difficulties, market acceptance and sales and marketing. The failure of the Company to meet any of these conditions could have a materially adverse effect on the Company and may force the Company to reduce or curtail operations. No assurance can be given that the Company can achieve or maintain profitable operations.

The Company believes it will have adequate cash to sustain operations until it achieves sustained profitability. However, until the Company has a history of maintaining revenue levels sufficient to support its operations and repay its working capital deficit, the Company may require additional financing. Sources of financing could include capital infusions, additional equity financing or debt offerings. Although cash flows from operations have recently improved to a level sufficient to support operating expenses, should such cash flows decrease for any reason, management plans to obtain convertible debt and equity financing from existing shareholders and equity financing from new shareholders. There can be no assurance that funding will be available on acceptable terms, if at all, or that such funds, if raised, would enable the Company to achieve or sustain profitable operations.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the classification of liabilities that might result from the outcome of these uncertainties.

3.   Summary of Significant Accounting Policies

     a.   Segments of an Enterprise and Related Information


     The Company has adopted SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 131 requires the Company to report information about segments of its business in annual financial statements and requires it to report selected segment information in its quarterly reports issued to shareholders. SFAS No. 131 also requires entity-wide disclosures about the products and services an entity provides, the material countries in which it holds assets and reports revenues and its major customers. The Company's two reportable segments are managed separately based on fundamental differences in their operations. Since February 17, 2004, the Company has operated in the following three reportable segments (see Note 13):

          (a)  Electronic document delivery services;
          (b)  Government accounting products and services; and
          (c)  Corporate.


     The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in this summary of significant accounting policies.

     b.   Concentration of Credit Risk

     The Company extends credit to its customers and performs ongoing credit evaluations of such customers. The Company does not obtain collateral to secure its accounts receivable. The Company evaluates its accounts receivable on a regular basis for collectibility and provides for an allowance for potential credit losses as deemed necessary. At December 31, 2004, the Company has recorded an allowance for doubtful accounts of $68,000.

     One customer accounted for 10% of total accounts receivable as of December 31, 2004. No single customer accounted for more than 10% of total sales for 2004 or 2003.

     c.   Use of Estimates in the Preparation of Financial Statements


     The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management are, among others, the realizability of accounts receivable, inventories, recoverability of long-lived assets, goodwill, and valuation of stock options, warrants, derivative liabilities and deferred tax assets. Actual results could differ from those estimates.

     d.   Property and Equipment

     Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the assets, ranging from three to seven years. Equipment under capital lease obligations is depreciated over the shorter of the estimated useful life or the term of the lease. Major betterments and renewals are capitalized, while routine repairs and maintenance are charged to expense when incurred. The Company leases certain of its computer equipment and software under capitalized and operating lease arrangements.

     The Company assesses the recoverability of property and equipment by determining whether such assets can be recovered through projected undiscounted cash flows. The amount of impairment, if any, is measured based on fair value and is charged to operations in the period in which impairment is determined by management. At December 31, 2004, management has determined that there is no impairment of property and equipment. There can be no assurance, however, that market conditions will not change, which could result in future property and equipment impairment.

     e.   Revenue Recognition

     The Company recognizes revenue in accordance with Staff Accounting Bulletin ("SAB") No. 101, "REVENUE RECOGNITION IN FINANCIAL STATEMENTS," as revised by SAB No. 104. As such, the Company recognizes revenue when persuasive evidence of an arrangement exists, title transfer has occurred, or services have been performed, the price is fixed or readily determinable and collectibility is probable. Sales are recorded net of sales discounts.

     The Company has adopted Statement of Position ("SOP") 97-2, "SOFTWARE REVENUE RECOGNITION", as well as SOP 98-9, "MODIFICATION OF SOP 97-2, SOFTWARE REVENUE RECOGNITION WITH RESPECT TO CERTAIN TRANSACTIONS." The SOPs generally require revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair market values of each of the elements. The fair value of an element must be based on vendor-specific objective evidence ("VSOE") of fair value. Software license revenue allocated to a software product is recognized upon delivery of the product, or deferred and recognized in future periods to the extent that an arrangement includes one or more elements that are to be delivered at a future date and for which VSOE has not been established. Maintenance and support revenue is recognized ratably over the maintenance term. First-year maintenance typically is sold with the related software license and renewed on an annual basis thereafter. Estimated fair values of ongoing maintenance and support obligations are based on separate sales of renewals to other customers or upon renewal rates quoted in the contracts. For such arrangements with multiple obligations, the Company allocates revenue to each component of the arrangement based on the estimated fair value of the undelivered elements. Fair value of services, such as consulting or training, is based upon separate sales of these services. The Company at times may enter into multiple-customer contracts in which the Company allocates revenue based on the number of specified users at each customer, and recognizes revenue upon customer acceptance and satisfying the other applicable conditions of the above described accounting policy.

     Services revenue is recognized as the service is performed assuming that sufficient evidence exists to estimate the fair value of the services. Consulting and training services are billed based on contractual hourly rates and revenues are recognized as the services are performed. Consulting services primarily consist of implementation services related to the installation of the Company's products which do not require significant customization to or modification of the underlying software code.

     Significant management judgments and estimates must be made in connection with determination of the revenue to be recognized in any accounting period. If the Company made different judgments or utilized different estimates for any period, material differences in the amount and timing of revenue recognized could result.

     f.   Product and Technology Development

     Product and technology development expense includes personnel costs relating to developing the features, content and functionality of MVI's internet-enabled fax services and web site, as well as TBS's government accounting software. Product and technology development costs are expensed as incurred.

     g.   Advertising

     The Company expenses all advertising costs as incurred. Advertising costs were $62,049 and $121,123 for the years ended December 31, 2004 and 2003, respectively.

     h.   Risks and Uncertainties

     The Company operates in industries that are subject to intense competition, government regulation and rapid technological change. The Company's operations are subject to significant risks and uncertainties including financial, operational, technological, regulatory and other risks associated with an operating business, including the potential risk of business failure.

     i.   Fair Value of Financial Instruments

     The carrying amount of certain of the Company's financial instruments as of December 31, 2004 approximate their respective fair values because of the short-term nature of these instruments. Such instruments consist of cash, accounts receivable, accounts payable, accrued expenses, and note payable. The fair value of convertible notes payable to related parties is not determinable as the borrowings are with related parties.

     j.   Loss per Share

     Basic loss per share is computed by dividing loss available to common stockholders by the weighted average number of common shares assumed to be outstanding during the period of computation. Diluted loss per share is computed similar to basic loss per share except that the denominator is increased to include the number of additional common shares that would have been outstanding if the potential shares had been issued and if the additional common shares were dilutive. All potentially dilutive shares, 58,006,320 and 27,784,019 as of December 31, 2004 and 2003, respectively, have been excluded from dilutive loss per share, as their effect would be anti-dilutive for 2004 and 2003.

     k.   Comprehensive Income

     The Company has no items of comprehensive income.

     l.   Web Site Development Costs

     During the year ended December 31, 2004, the Company did not capitalize any additional amounts related to its web site in accordance with the Emerging Issues Task Force Issue ("EITF") No. 00-2, "ACCOUNTING FOR WEB SITE DEVELOPMENT COSTS". Web site development costs are amortized using the straight-line method over the estimated useful life of three years. During each of the years ended December 31, 2004 and 2003, the Company recorded amortization of web site development costs of $35,889. At December 31, 2004, $7,319 of web site development costs have been included in other assets in the accompanying consolidated balance sheet.

     m.   Income Taxes

     The Company accounts for income taxes in accordance with the liability method for financial accounting and reporting purposes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and the tax basis of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

     n.   Stock-Based Compensation

     The Company accounts for non-employee stock-based compensation under SFAS No. 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION." SFAS No. 123 defines a fair value based method of accounting for stock-based compensation. SFAS No. 123 allows an entity to continue to measure compensation cost related to stock and stock options issued to employees using the intrinsic method of accounting prescribed by Accounting Principles Board ("APB") Opinion No. 25, as amended, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES." Under APB No. 25, compensation cost, if any, is recognized over the respective vesting period based on the difference, on the date of grant, between the fair value of the Company's common stock and the grant price. Entities electing to remain with the accounting method of APB No. 25 must make pro forma disclosures of net income and earnings per share, as if the fair value method of accounting defined in SFAS No. 123 had been applied.

     At December 31, 2004, the Company has two stock-based employee compensation plans, which are described more fully in Note 8. The Company accounts for those plans under the recognition and measurement principles of APB No. 25, and related interpretations. During the years ended December 31, 2004 and 2003, $0 and $15,000, respectively, of compensation expense was recognized in the accompanying statements of operations for options issued to employees. No other option-based employee compensation cost is reflected in the statements of operations, as all other options granted since 1999 under those plans had exercise prices equal to or greater than the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation:

                                                 YEAR ENDED DECEMBER 31,
                                                  2004           2003
                                               (RESTATED)     (RESTATED)
                                               -----------    -----------
     Net loss as reported                      $  (767,913)   $(2,110,040)

     Deduct:  Total stock-based employee
       compensation expense under APB No. 25          --           15,000

     Add:  Total stock-based employee
       compensation expense under fair value
       based method for all awards, net of
       related tax effects                        (430,000)      (520,008)
                                               -----------    -----------
     Pro forma net loss                        $(1,197,913)   $(2,615,048)
                                               ===========    ===========
     Basic and diluted loss per share - as
       reported                                $     (0.02)   $     (0.07)
                                               ===========    ===========
     Basic and diluted loss per share - pro
       forma                                   $     (0.03)   $     (0.08)
                                               ===========    ===========


     All issuances of the Company's stock for non-cash consideration have been assigned a dollar amount equaling either the market value of the shares issued or the value of consideration received whichever is more readily determinable. The majority of the non-cash consideration received pertains to services rendered by consultants and others and have been valued at the market value of the shares issued. In certain issuances, the Company may discount the value assigned to the issued shares for illiquidity and restrictions on resale.

     o.   Inventory


     Inventory consists primarily of software licenses purchased for resale and is stated at the lower of cost or market. Cost is determined on a first-in, first-out basis. The Company periodically reviews its inventory quantities on hand and adjusts for excess and obsolete inventory based primarily on historical usage rates and its estimated forecast of product demand. Actual demand may differ from the Company's estimates. Once established, write-downs of inventory are considered permanent adjustments to the basis of the excess or obsolete inventory.


     p.   Goodwill and Other Intangible Assets


     Goodwill represents the excess of acquisition cost over the net assets acquired in a business combination and is not amortized in accordance with SFAS No. 142, "GOODWILL AND OTHER INTANGIBLE ASSETS." The provisions of SFAS No. 142 require that the Company allocate its goodwill to its various reporting units, determine the carrying value of those businesses, and estimate the fair value of the reporting units so that a two-step goodwill impairment test can be performed. In the first step of the goodwill impairment test, the fair value of each reporting unit is compared to its carrying value. Management reviews, on an annual basis, the carrying value of goodwill in order to determine whether impairment has occurred. Impairment is based on several factors including the Company's projection of future discounted operating cash flows. If an impairment of the carrying value were to be indicated by this review, the Company would perform the second step of the goodwill impairment test in order to determine the amount of goodwill impairment, if any.

     The changes in the carrying amount of goodwill for the year ended December 31, 2004 are as follows:

     Balance as of January 1, 2004                           $      --
     Goodwill acquired during the year (restated)              2,051,306
                                                             -----------
     Balance as of December 31, 2004 (restated)              $ 2,051,306
                                                             ===========

     Identifiable intangibles acquired in connection with business acquisitions are recorded at their respective fair values. The Company is amortizing the trade name and customer list over estimated useful lives of 5 and 10 years, respectively. Deferred income taxes have been recorded to the extent of differences between the fair value and the tax basis of the assets acquired and liabilities assumed.


     q.   Beneficial Conversion Feature

     The convertible feature of certain convertible notes provides for a rate of conversion that is below market value (see Note 7). Such feature is normally characterized as a "beneficial conversion feature" ("BCF"). Pursuant to EITF No. 98-5, "ACCOUNTING FOR CONVERTIBLE SECURITIES WITH BENEFICIAL CONVERSION FEATURES OR CONTINGENTLY ADJUSTABLE CONVERSION RATIO" and Emerging Issues Task Force Issue No. 00-27,"APPLICATION OF EITF ISSUE NO. 98-5 TO CERTAIN CONVERTIBLE INSTRUMENTS," the relative fair values of the BCFs have been recorded as a discount from the face amount of the respective debt instrument. The Company is amortizing the discount using the effective interest method through maturity of such instruments. The Company will record the corresponding unamortized debt discount related to the BCF and the warrants as interest expense when the related instrument is converted into the Company's common stock.

     r.   Long-Lived Assets

     The Company's management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered through projected undiscounted future cash flows. The amount of long-lived asset impairment, if any, is measured based on fair value and is charged to operations in the period in which long-lived asset impairment is determined by management. At December 31, 2004, the Company's management believes there is no impairment of its long-lived assets. There can be no assurance, however, that market conditions will not change or demand for the Company's products and services will continue, which could result in impairment of long-lived assets in the future.

     s.   Warranty Costs


     Effective February 17, 2004, the Company provides a limited 90 day warranty on certain products sold. Estimated future warranty obligations related to certain products and services are provided by charges to operations in the period in which the related revenue is recognized. As of December 31, 2004, management of the Company determined that a warranty reserve was not necessary. In addition, the charges to expense during the year ended December 31, 2004 was insignificant.


     t.   New Accounting Pronouncements

     In December 2004, the Financial Accounting Standards Board ("FASB") issued SFAS No. 123 (revised 2004) ("SFAS 123(R)"), "SHARE-BASED PAYMENT," to provide investors and other users of financial statements with more complete and neutral financial information by requiring that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. SFAS 123(R) covers a wide range of share-based compensation arrangements including share options, restricted share plans, performance-based awards, share appreciation rights, and employee share purchase plans. SFAS 123(R) replaces SFAS No. 123, and supersedes APB No. 25. SFAS No. 123, as originally issued in 1995, established as preferable a fair-value-based method of accounting for share-based payment transactions with employees. However, that Statement permitted entities the option of continuing to apply the guidance in APB No. 25, as long as the footnotes to financial statements disclosed what net income would have been had the preferable fair-value-based method been used. Small business issuers will be required to apply SFAS 123(R) as of the first interim or annual reporting period that begins after December 15, 2005. The Company is in the process of evaluating whether the adoption of SFAS 123(R) will have a significant impact on the Company's overall results of operations or financial position.

     In December 2004, the FASB issued SFAS No. 153, "EXCHANGES OF NONMONETARY ASSETS," an amendment of APB No. 29, "ACCOUNTING FOR NONMONETARY TRANSACTIONS." APB No. 29 is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in APB No. 29, however, included certain exceptions to that principle. SFAS No. 153 amends APB No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance, that is, if the future cash flows of the entity are not expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The Company anticipates that SFAS No. 153 will not have an impact on its financial statements.


     u.   Derivative Financial Instruments (restated)

     In connection with the issuance of certain convertible notes payable (see
     Note 7), the terms of the notes payable provided for a conversion of the notes into shares of the Company's common stock at a rate which was determined to be variable. The Company determined that the variable conversion feature was an embedded derivative instrument pursuant to SFAS No. 133, "ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES," as amended. The accounting treatment of derivative financial instruments required that the Company record the derivatives and related warrants at their fair values as of the inception date of the note agreements and at fair value as of each subsequent balance sheet date. In addition, under the provisions of EITF Issue No. 00-19, "ACCOUNTING FOR DERIVATIVE FINANCIAL INSTRUMENTS INDEXED TO, AND POTENTIALLY SETTLED IN,

     A COMPANY'S OWN STOCK," as a result of entering into the note agreements, the Company was required to classify all other non-employee warrants as derivative liabilities and record them at their fair values at each balance sheet date. Any change in fair value was recorded as non-operating, non-cash income or expense at each balance sheet date. If the fair value of the derivatives was higher at the subsequent balance sheet date, the Company recorded a non-operating, non-cash charge. If the fair value of the derivatives was lower at the subsequent balance sheet date, the Company recorded non-operating, non-cash income.

     During the years ended December 31, 2004 and 2003, the Company recognized other expense of $241,336, and $3,695, respectively, related to recording the derivative liabilities at fair value. At December 31, 2004, the Company had derivative liabilities in connection with common stock warrants of $1,030,402. At the settlement date, the remaining derivative liabilities will be reclassified to additional paid-in capital.

     Warrant-related derivatives were valued using the Black-Scholes Option Pricing Model with the following assumptions during the year ended December 31, 2004 and 2003: dividend yield of 0%; average annual volatility of 180%
     (2004) and 171% (2003); and average risk free interest rates of 3.2% (2004) and 2.8% (2003).


4.   Property and Equipment

     Property and equipment consist of the following as of December 31, 2004:

     Equipment and software under capital leases                $    32,590
     Computer equipment                                             280,091
     Furniture and equipment                                        349,617
     Automobiles                                                     22,665
     Software                                                        35,205
                                                                -----------
                                                                    720,168
     Less--accumulated depreciation                                (369,701)
                                                                -----------
                                                                $   350,467
                                                                ===========

Depreciation expense for the property and equipment for 2004 and 2003 was $145,938 and $113,086, respectively.

5.   Acquisitions and Intangible Assets

TBS

On February 17, 2004, the Company purchased 100% of the issued and outstanding capital stock of TBS from Stephen A. Garner and James L. Campbell.


The Company purchased TBS with $1.5 million in cash, convertible secured promissory notes totaling $600,000, and up to 11 million restricted shares of the Company's common stock. Payment of 4,400,000 (or 40%) of the shares were made at the closing, and payment of 6,600,000 (or 60%) of the shares is contingent upon TBS meeting certain net revenue goals in each of the first three fiscal years following the closing and, therefore, will take place over a three-year period. As of February 17, 2005, the Company has determined that TBS met the contractual net revenue goal for 2004. Accordingly, the Company will issue an additional 1,100,000 shares of restricted common stock to each of Messrs. Campbell and Garner during 2005 pursuant to the acquisition agreement. The 4,400,000 shares of the Company's common stock issued at closing was valued at $0.10 per share, the average closing bid price of the Company's common stock for the thirty-day period ended February 16, 2004. The additional 2,200,000 shares of the Company's common stock earned by Messrs. Campbell and Garner in February 2005 will be valued at $0.145 per share (and recorded as additional purchase price), the closing bid price of the Company's common stock at February 17, 2005.


The acquisition has been accounted for using the purchase method of accounting. The Company funded the cash portion of the purchase price of TBS with the proceeds of a $1.7 million convertible secured promissory note offering subscribed to by Mr. and Mrs. Williams (see Note 7).

The terms of the purchase were the result of arms-length negotiations. Neither of the TBS shareholders was previously affiliated with VillageEDOCS.


During 2004, the Company, in connection with the acquisition of TBS, has incurred approximately $60,000 in consulting expenses to an unrelated third party (paid during February 2004 in a combination of cash and 220,000 shares of common stock issued in March 2004 valued at $0.10 per share), and $79,416 in other acquisition-related costs including, but not limited to, expenses incurred for legal, accounting, and travel.

The purchase price was determined as follows (restated):

     Cash                                                       $  1,500,000
     Convertible secured promissory notes                            600,000
     Common stock (4,400,000 shares)                                 440,000
     Acquisition costs (including 220,000 shares)                    139,416
                                                                ------------
                                                                $  2,679,416
                                                                ============

The following represents an allocation of the purchase price over the historical net book value of the acquired assets and liabilities of TBS as of February 17, 2004, the acquisition date (restated):

           Cash                                             $    110,556
           Accounts receivable                                   278,136
           Inventories                                            18,546
           Property and equipment                                257,803
           Other assets                                           11,109
           Accounts payable and accrued expenses                (445,505)
           Notes payable                                        (152,535)
                                                           -------------
           Net tangible assets                                    78,110

           Customer list                                         500,000
           Trade name                                             50,000

           Goodwill                                            2,051,306
                                                           -------------
                                                           $   2,679,416
                                                           =============


The goodwill from the acquisition of TBS was allocated one hundred percent to the government accounting products and services segment.

The unaudited pro forma combined historical results, as if TBS had been acquired January 1, 2004 and 2003, are estimated as follows:

                                                   For the Years Ended
                                              December 31,        December 31,
                                                      2004                2003
                                             -------------       -------------

Net sales                                    $   6,575,555       $   5,206,086
Net loss                                     $    (690,224)      $  (2,459,364)
Weighted average common
shares outstanding:
Basic and diluted                               35,840,116          35,228,738
Loss per share:
Basic and diluted                            $       (0.02)      $       (0.07)



Prior to being acquired by the Company, TBS's fiscal year ended on October 31. Accordingly, the unaudited pro forma information for the 2003 period has been prepared by combining the results of VillageEDOCS for the fiscal year ended December 31, 2003 and the results of TBS for the fiscal year ended October 31, 2003.

The unaudited pro forma information has been prepared for comparative purposes only and does not purport to be indicative of what would have occurred had the acquisition actually been made at such a date, nor is it necessarily indicative of future operating results.

POTENTIAL FUTURE ACQUISITION

In November 2004, the Company signed a letter of intent to acquire a Document Management Solutions Provider. The acquisition is contingent on financing and other customary closing conditions. There can be no assurances that the Company will successfully complete this transaction.


OTHER INTANGIBLE ASSETS


Other intangible assets consist of the following as of December 31, 2004:


                                                      Estimated          Gross
                                                     Useful Life        Carrying         Accumulated       Net Carrying
                                                       (Years)           Amount          Amortization         Amount
                                                   ---------------     ------------------------------------------------
          TBS:
            Customer list                               Ten            $  500,000         $  (43,750)       $  456,250
            Trade name                                  Five              50,000              (8,750)           41,250
                                                                       -----------------------------------------------
                  Total other intangible assets                        $  550,000         $  (52,500)       $  497,500
                                                                       ===============================================

During 2004, amortization expense totaled $52,500. The estimated amortization expense for the next five years is as follows:

                    Years Ending
                    December 31,
                    -------------------------------------
                           2005        $        60,000
                           2006                 60,000
                           2007                 60,000
                           2008                 60,000
                           2009                 51,250


6.   Note Payable

In connection with the acquisition of TBS, the Company assumed a promissory note in connection with a vehicle purchase. This note is payable in monthly installments of approximately $500, including interest, bears interest at 5.4%, is collateralized by a vehicle, and is due in November 2005. The outstanding principal balance of this note as of December 31, 2004 was $3,455.

7.   Convertible Notes Payable to Related Parties


During the year ended December 31, 2004, the Company borrowed $345,000 from C. Alan and Joan P. Williams and issued convertible promissory notes bearing interest at 10 percent per annum (the "Notes"). The Notes were secured by a security interest in all of the Company's assets. The notes and accrued interest were due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000. In addition, the principal and accrued interest on the Notes were convertible into shares of the Company's common stock at a conversion price equal to the lower of $0.07 per share or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten
(10) consecutive trading days prior to the date Mr. or Mrs. Williams delivered written notice of his or her conversion election to the Company. The Company recorded a BCF of $241,179 (restated) in connection with the conversion feature of the notes payable during 2004, and amortized $101,725 to interest expense in the accompanying statement of operations during 2004. During 2005, all of these notes were converted to common stock (see Note 14).

On February 17, 2004, the Company borrowed $1,700,000 from C. Alan and Joan P. Williams and issued a convertible promissory note, bearing interest at 10 percent per annum. The note and accrued interest are due at the earlier of one of three events: 1) October 31, 2007; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000. If the Company is acquired, the principal and accrued interest on the note are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer. In addition, the principal and accrued interest on the note are convertible into shares of the Company's common stock at a conversion price equal to eighty five percent (85%) of average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten
(10) consecutive trading days prior to the date Mr. and Mrs. Williams deliver written notice of their conversion election to the Company. As an incentive for Mr. and Mrs. Williams to provide the loan, the Company agreed to issue them a warrant to purchase 5,000,000 shares of the

Company's restricted common stock at $0.10 per share exercisable until February 17, 2009. In connection with the issuance of the note, the Company recorded a debt discount of $730,000 (restated), consisting of an imbedded put option of $280,000 (restated) and the fair value of the warrant of $450,000 (restated), which were recorded as derivative liabilities upon note issuance. The Company is amortizing the discount using the effective interest method through October 31, 2007. In the event that the related debenture is converted to shares of the Company's common stock, the Company will immediately expense the corresponding unamortized debt discount as additional interest expense. During 2004, approximately $171,701 (restated) of interest expense was recognized in the accompanying consolidated statement of operations in connection with amortization of the debt discount. Subsequent to year end, $700,000 of this note was converted to common stock (see Note 14).


In addition, at December 31, 2004, the Company has additional convertible promissory notes payable to C. Alan and Joan P. Williams totaling $1,882,000 bearing interest at 10 percent per annum. The notes were secured by a security interest in all of the Company's assets. Subsequent to year end, all of these notes were converted to common stock (see Note 14).

On July 15, 2002, the Company entered into a Promissory Note Modification Agreement with James Townsend with respect to $507,747 in convertible promissory notes (the "Townsend Notes"), bearing interest at 10 percent per annum. Pursuant to this agreement, the Townsend Notes were modified and now include the following terms: the principal and accrued interest on the Townsend Notes, as modified, are due at the earlier of one of three events: 1) October 31, 2005; 2) acquisition of controlling interest in the Company by a third party; or 3) the Company achieves equity financing of a minimum of $3,000,000. If the Company is acquired, the principal and accrued interest on the Townsend Notes, as modified, are convertible into shares of the Company's common stock at the lower of $2.50 per share or the price paid per share by the acquirer. In addition, the principal and accrued interest on the Townsend Notes, as modified, are convertible at any time into shares of the Company's common stock at a conversion price equal to the lower of $0.10 per share or the average of the Company's common stock closing bid price on the OTCBB, NASDAQ or other established securities exchange or market for the ten (10) consecutive trading days prior to the date Mr. Townsend delivers written notice of his conversion election to the Company. In addition, the agreement grants to Mr. Townsend piggyback registration rights with respect to all previously unregistered shares of the Company's common stock held by him, whether issued for cash or for conversion of the Notes, as modified. At December 31, 2004, the outstanding principal balance of the Townsend Notes was $507,747.

On July 30, 2002, the Company granted Mr. and Mrs. Williams a full ratchet anti-dilution right to receive additional shares of the Company's common stock in the event that Mr. Townsend converts some or all of his outstanding promissory notes to the Company's common stock at any price lower than $0.13 per share such that Mr. and Mrs. William's conversion price shall be equivalent to Mr. Townsend's conversion price with respect to the same number of shares.

In connection with the acquisition of TBS, the Company issued a $300,000 convertible promissory note to Stephen A. Garner and a $300,000 convertible promissory note to James L. Campbell (the "TBS Notes"). Each of the TBS Notes bears interest at 5 percent per annum and is due and payable in three equal annual installments of $100,000, with the first installment paid in full during February 2005 and subsequent installments due on February 17, 2006 and February 17, 2007. The TBS Notes are secured by a Stock Pledge Agreement and a Security Agreement, which secure the TBS Notes with substantially all of the assets of TBS. In addition, Messrs. Garner and Campbell have the right to convert the balance of unpaid principal and interest of the TBS Notes into shares of the Company's common stock at the rate of 9.8 shares of common stock for each $1.00 of principal and interest to be converted.

In connection with the acquisition of TBS, the Company assumed promissory notes in the aggregate amount of $140,000 to Stephen A. Garner and James L. Campbell. The notes bore interest at 8 percent per annum and were paid in full before December 31, 2004.


Interest expense recognized on all the convertible notes payable to related parties was $722,987 and $661,659 during the years ended December 31, 2004 and 2003, respectively. Total interest accrued and not paid on the convertible notes payable to related parties as of December 31, 2004 totaled $1,006,019 and is included in the accompanying balance sheet. $755,609 of the accrued interest was converted to common stock subsequent to year end (see Note 14).

Convertible notes payable and accrued interest payable to related parties consists of the following at December 31, 2004 (restated):

    Convertible note payable to Williams, net of debt discount of $264,172           $    735,828
    Convertible notes and accrued interest payable to Townsend                            758,157
    Convertible notes payable to former TBS shareholders                                  600,000
                                                                                     ------------
                                                                                        2,093,985
    Less: current portion                                                                (958,157)
                                                                                     ------------
                                                                                     $  1,135,828
                                                                                     ============

Future minimum principal payments pursuant to the above long term debt agreements are as follows (restated):

    Years ending December 31,
    2005                                                                             $    958,157
    2006                                                                                  200,000
    2007                                                                                1,200,000
                                                                                     ------------
                                                                                        2,358,157
    Less: debt discount (restated)                                                       (264,172)
                                                                                     ------------
                                                                                     $  2,093,985
                                                                                     =============

8.   Stockholders' Equity (Deficit)

     a.   Common Stock

     On June 16, 2004, the holders of a majority of the voting capital stock of the Company acted by written consent in lieu of a special meeting of stockholders to increase the number of authorized no par value shares of the common stock of the Company from 90,000,000 to 175,000,000.

     On February 17, 2004, the Company issued 2,200,000 shares of restricted common stock to each of Stephen A. Garner and James L. Campbell in partial payment of the total purchase price for 100% of the common stock of TBS. All 4,400,000 shares were valued at $0.10 per share, the fair value on date of acquisition.


     On February 17, 2004, in connection with the acquisition of TBS, the Company agreed to issue 132,000 shares of its restricted common stock to H. Jay Hill, who is an officer and director of the Company, pursuant to Mr. Hill's employment agreement. The shares were valued at $0.10 per share, the fair value on date of acquisition and recorded as compensation expense in the accompanying statement of operations. The shares were issued on March 11, 2004.


     On February 17, 2004 and in connection with the acquisition of TBS, the Company agreed to issue 220,000 shares of its restricted common stock to a non-affiliate pursuant to a finder's fee agreement. The shares were valued at $0.10 per share, the fair value on the date of the acquisition. The shares were issued on March 11, 2004.

     On March 11, 2004, the Company issued 24,019 shares of restricted common stock for $240 in cash in connection with the exercise of a warrant.

     On December 29, 2004, the Company issued 125,000 shares of restricted common stock at $0.13 per share (fair value on date of issuance) in connection with an employment agreement.

     On January 28, 2003, the Company entered into an agreement with a non-related party pursuant to which the party agreed to accept 109,091 shares of the Company's common stock as payment in full for $24,000 in consulting fees owed to the party by the Company for product and service marketing consulting services. The shares were issued on February 11, 2003.

     On February 11, 2003, the Company issued 510,124 shares of restricted common stock to consultants and employees in consideration for services valued at $71,417, and 320,000 shares to the Company's former founder, who is a less than ten percent shareholder, in consideration for marketing communications services valued at $44,800, or $0.14 per share (fair value on date of issuance).

     On December 9, 2003, the Company issued 214,823 shares of restricted common stock to a consultant in consideration for services valued at $26,916 (fair value on date of issuance).

     b.   Stock Options

     The Company has adopted an equity incentive plan (the "2002 Plan") that authorizes the issuance of options to acquire up to 28,000,000 shares of common stock, as amended, to employees and certain outside consultants. The 2002 Plan allows for the issuance of either non-qualified or, subject to stockholder approval, incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 2002 Plan, the exercise price of each option shall not be less than fair market value on the date the option is granted. The number of options under the 2002 Plan available for grant at December 31, 2004 was 10,816,532.

     During 2004, the Company granted to its employees options to purchase shares of its common stock under the 2002 Plan as follows: 5,150,000 shares at $0.15 per share, 150,000 shares at $0.17 per share, 2,990,000 shares at $0.18 per share, 10,000 shares at $0.1875 per share, 25,000 shares at $0.19 per share, 35,000 shares at $0.20 per share. All options were issued above or at the fair market value on the dates of grant and vest on various dates from the date of grant through October 2009.

     Effective February 10, 2005, the exercise price of options to purchase 1,860,000 shares of the Company's common stock under the 2002 Plan at $0.15 per share that were issued in 2004 was reduced to $0.07 per share, in accordance with the related employment agreements, in connection with the conversion of debt to common stock subsequent to year end (see Note 14). As a result, the Company will account for such options under variable accounting. As none of the options were vested at February 10, 2005, no compensation expense will be recorded immediately for the repricing. Had the options been fully vested at that date, the additional compensation would have been approximately $130,000.

     Options to purchase 50,000 shares at $0.10 (the fair market value on the date of grant) were granted to a non-employee consultant during 2003. These options vested on February 28, 2004 and $5,310 of consulting expense was recognized in the accompanying consolidated statements of operations in connection with the vesting of these options.

     Options to purchase 3,710,000 shares of the Company's common stock under the 2002 Plan at per share prices ranging from $0.10 to $0.1875 (above or at the fair market value on the dates of grant) were issued to employees during the year ended December 31, 2003, vesting on various dates from the date of grant through December 2008.

     Options to purchase 833,030 shares of the Company's common stock under the 2002 Plan at $0.1875 per share (above or at the fair market value on the dates of grant) that were issued in 2002 were modified as to vesting and expiration date during 2003 in connection with the retirement of employees. As a result, $65,028 of compensation expense was recognized in the accompanying consolidated statement of operations during the year ended December 31, 2003 in connection with the modifications, under SFAS No. 123.

     During 1997, the Board of Directors of the Company adopted a stock option plan (the "1997 Plan") that authorizes the issuance of options to acquire up to 5,000,000 shares of common stock to employees and certain outside consultants. The 1997 Plan allows for the issuance of either non-qualified or incentive stock options pursuant to Section 422 of the Internal Revenue Code. Options vest at the discretion of the Board of Directors as determined at the grant date, but not longer than a ten-year term. Under the 1997 Plan, the exercise price of each option shall not be less than 85 percent of fair market value on the date the option is granted. The number of options under the 1997 Plan available for grant at December 31, 2004 was 2,089,798.

     During the year ended December 31, 2003, $15,000 of compensation expense was recognized in the accompanying statements of operations for options issued to employees in 1999 under the 1997 Plan for the vesting period from the date of grant through December 2003, pursuant to APB No. 25.

     During 2004, 1,362,286 options under the 2002 Plan and 154,635 other options were cancelled due to their expiration or the termination of employment.

     Stock option activity for the years ended December 31, 2004 and 2003 is as follows:

                                                                     Weighted
                                                                     Average
                                                      Number      Exercise Price
                                                    of Options      Per Share
                                                    -----------   --------------
     Outstanding at January 1, 2003                  10,865,200   $       0.43
        Granted                                       3,760,000           0.16
        Exercised                                            --             --
        Canceled                                     (1,374,609)         (0.35)
                                                    -----------   ------------
     Outstanding at December 31, 2003                13,250,591           0.37
        Granted                                       8,360,000           0.16
        Exercised                                            --             --
        Canceled                                     (1,516,921)          0.30
                                                    -----------   ------------

     Outstanding at December 31, 2004                20,093,670   $       0.33
                                                    -----------   ------------

     Exercisable at December 31, 2004                 7,771,867   $       0.41
                                                    -----------   ------------


     Weighted average fair value of options granted        2003   $       0.08
                                                           2004   $       0.07

     The following summarizes information about stock options outstanding at December 31, 2004:

                                        Options Outstanding                               Options Exercisable
                          ----------------------------------------------------       ------------------------------
                                               Weighted
                                               Average              Weighted                             Weighted
Range of                  Number of            Remaining            Average          Number of           Average
Exercise                  Shares               Contractual          Exercise         Shares              Exercise
Prices                    Outstanding          Life (Years)         Price            Exercisable         Price
---------------------     --------------       --------------       ----------       -------------       ----------



$0.10 - $0.25                 19,143,511             5.2            $     0.17           7,018,876       $     0.20
$1.00                             50,000             4.1                  1.00              50,000             1.00
$2.50                            900,159             5.5                  2.50             702,991             2.50
                          --------------                            ----------       -------------       ----------
                              20,093,670                            $     0.33           7,771,867       $     0.41
                          --------------                            ----------       -------------       ----------

     The fair value of each option granted during 2004 and 2003 is estimated using the Black-Scholes option pricing model on the date of grant using the following assumptions: (i) no dividend yield, (ii) average volatility of 180 percent and 171 percent, respectively, (iii) weighted average risk free interest rate of approximately 3.24 percent and 2.78 percent, respectively, and (iv) average expected life of 5 years.

     The Black-Scholes option valuation method was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

     c.   Warrants

     From time to time, the Company issues warrants pursuant to various consulting and third party agreements.

     During the year ended December 31, 2004, warrants to purchase 24,019 shares of the Company's common stock at $0.01 per share were exercised for cash, and warrants to purchase 49,256 shares of the common stock of the Company expired unexercised and were cancelled. There was no warrant activity during 2003.

     The following represents a summary of the warrants outstanding for the years ended December 31, 2004 and 2003:

                                                                    Weighted
                                                                    Average
                                                    Number        Exercise Price
                                                  of Warrants       Per Share
                                                  -----------     --------------


Outstanding at January 1, 2003                         89,275     $       1.83
   Granted (see Note 7)                             5,000,000             0.10
   Exercised                                          (24,019)            0.01
   Expired/Forfeited                                  (49,256)            2.50
                                                   ----------     ------------
Balance at December 31, 2004                        5,016,000     $       0.10
                                                   ----------     ------------

Weighted average fair value of warrants granted
          2004                                                    $       0.10
                                                                  -------------


     The following summarizes information about warrants outstanding at December 31, 2004:

                            Warrants Outstanding and Exercisable
                     ------------------------------------------------------
                                               Weighted
                                                Average          Weighted
                           Number of           Remaining         Average
       Exercise              Shares           Contractual        Exercise
        Price             Outstanding         Life (Years)        Price
     -------------        -----------         ------------      ----------
        $0.10              5,000,000              4.1             $0.10
        $0.18                 16,000              9.7              0.18

                          ----------                             ------
                           5,016,000                              $0.10
                          ==========                             ======



9.   Income Taxes (restated)

As the Company incurred net operating losses through December 31, 2004, the provision for income taxes for the years presented consists of minimum state taxes only. At December 31, 2004, the Company had approximately $12,600,000 and $10,000,000, respectively, of federal and state net operating loss carryforwards for tax reporting purposes available to offset future taxable income; federal and state net operating loss carryforwards expire through 2024 and 2011, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating losses carried forward may be impaired or limited in certain circumstances. Events which may cause limitations in the amount of net operating losses that the Company may utilize in any one year include, but are not limited to, a cumulative ownership change of more than 50 percent over a three-year period. At December 31, 2004, the effect of such limitation, if imposed, has not been determined.

Deferred tax assets consist primarily of the tax effect of net operating loss carryforwards. The Company has provided a full valuation allowance on the deferred tax assets because of the uncertainty regarding realizability. The valuation allowance increased approximately $230,000 and $839,000 during the years ended December 31, 2004 and 2003, respectively.


Deferred tax assets consist of the following at December 31, 2004:


               Deferred tax assets:
               Net operating loss carryforwards               $   4,873,000
               Less valuation allowance                          (4,873,000)
                                                              -------------
                                                              $          --
                                                              =============


A reconciliation of income taxes computed at the federal statutory rate of 34% to the provision for income taxes is as follows for the years ended December 31:


                                                                           2004                       2003
                                                                  -------------              -------------
    Computed benefit at federal statutory rate                    $    (260,000)             $    (716,000)
    State income tax benefit, net of federal effect                     (45,000)                  (123,000)
    Increase in valuation allowance                                     230,000                    839,000
    Other                                                                77,400                        800
                                                                  -------------              -------------
                                                                  $       2,400              $         800
                                                                  =============              =============

10.  Earnings per Share (restated)


Basic and diluted loss per common share is computed as follows for the years ended December 31:


                                                                                        2004                  2003
                                                                              --------------        --------------
Numerator for basic and diluted loss per common share:

Net loss available to common stockholders                                     $     (767,913)       $   (2,106,345)
                                                                              ==============        ==============

Denominator for basic and diluted loss per common share:

Weighted average common shares outstanding                                        35,321,760            30,828,738
                                                                              ==============        ==============
Net loss per common share available to common    stockholders

Net loss per share                                                            $        (0.02)       $        (0.07)
                                                                              ==============        ==============

11.  Commitments and Contingencies

     a.   Leases

     The Company is a lessee of certain property and equipment under capital lease agreements that expire on various dates through 2005. Terms of the leases require monthly payments ranging from $248 to $726, including interest ranging up to 15%. The assets and liabilities under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair market value of the related assets.

     In addition, the Company leases certain property and equipment under operating lease agreements (including a related party lease - see Note 12) which expire on various dates through 2009 and provide for monthly lease payments ranging from $297 to $6,200.

     During the year ended December 31, 2003, the Company purchased certain equipment under capital leases for $10,919 and recorded a loss of $39,943.

     Future annual minimum payments under operating and capital leases is as follows:


                                                                                    Operating
                                                                        -------------------------------
                                                         Capital         Related Party            Other              Total
                                               -----------------         -------------    -------------        -----------
2005                                           $           5,000         $      74,000    $     137,000        $   216,000
2006                                                          --                74,000          153,000            227,000
2007                                                          --                74,000          114,000            188,000
2008                                                          --                74,000           16,000             90,000
2009                                                          --                 9,000               --              9,000
                                               -----------------         -------------    -------------        -----------
Total minimum lease payments                               5,000         $     305,000    $     420,000        $   730,000
                                                                         =============    =============        ===========
Less: amounts representing interest                          (37)
                                               -----------------
Present value of lease obligations             $           4,963
                                               =================


     Rent expense for the fiscal years ended December 31, 2004 and 2003 was $237,235 (including $54,650 of related party rent) and $267,138, respectively. Interest expense incurred pursuant to the capital lease obligations was $2,076 and $5,284 for the fiscal years ended December 31, 2004 and 2003, respectively.

     The following is an analysis of the leased equipment under capital leases as of December 31, 2004, which is included in property and equipment.

               Computer equipment                         $        32,590
               Accumulated depreciation                           (32,126)
                                                          ---------------
                                                          $           464
                                                          ===============

     b.   Litigation

     The Company is, from time to time, involved in various legal and other proceedings which arise in the ordinary course of operating its business. In the opinion of management, the amount of ultimate liability, if any, with respect to these actions will not materially affect the financial position or results of operations of the Company.

     c.   Consulting and Employee Agreements

     The Company has entered into a variety of consulting and employee agreements for services to be provided to the Company in the ordinary course of business. These agreements call for minimum salary levels and/or option grants and/or common share issuances and various payments upon performance of services and/or termination of the agreements (except for cause).

     d.   Indemnities and Guarantees

     During the normal course of business, the Company has made certain indemnities and guarantees under which it may be required to make payments in relation to certain transactions. The Company indemnifies its directors, officers, employees and agents to the maximum extent permitted under the laws of the State of California and the State of Georgia. These indemnities include certain agreements with the Company's officers under which the Company may be required to indemnify such person for liabilities arising out of their employment relationship. In connection with its facility leases, the Company has indemnified its lessors for certain claims arising from the use of the facilities. In connection with the Company's acquisition of TBS, the parties have agreed to indemnify each other from claims relating to the acquisition agreement to a maximum of $1,500,000 except in the event of fraud, willful misconduct, or breaches of certain representations and warranties contained in the agreement. The duration of these indemnities and guarantees varies and, in certain cases, is indefinite. The majority of these indemnities and guarantees do not provide for any limitation of the maximum potential future payments the Company could be obligated to make. Historically, the Company has not been obligated to make significant payments for these obligations and no liabilities have been recorded for these indemnities and guarantees in the accompanying balance sheet.

12.  Related Party Transactions

     TBS leases the building that houses substantially all of its operations from Perimeter Center Partners, which is controlled by James L. Campbell and Stephen A. Garner. Messrs. Campbell and Garner are the former owners of TBS and are currently significant employees of the Company. The lease was entered into in connection with the Company's acquisition of TBS and is a triple-net lease expiring in January 2009 at a cost of $6,200 per month.

     During the year ended December 31, 2002, the Company entered into a Consulting Services Agreement with the Company's founder to provide marketing communications services for up to four months in consideration for up to 320,000 shares of the Company's common stock. The compensation shall be earned on a pro-rata basis at the end of each of four thirty-day work periods and only upon receipt and acceptance by the Company of the related party's work product. No shares were earned under this agreement during the year ended December 31, 2002. On February 11, 2003, 320,000 of these shares were issued and were valued at $44,800, based on the estimated fair market value on the date of issuance.

13.  Segment Reporting


     The Company's operations are classified into two principal reportable segments that provide different products or services. Separate management of each segment is required because each business unit is subject to different marketing, production, and technology strategies. Since February 17, 2004, the Company has operated in the following three reportable segments:

          (a) Electronic document delivery services;
          (b) Government accounting products and services; and
          (c) Corporate.


     The following table summarizes segment asset and operating balances by reportable segment, has been prepared in accordance with the internal accounting policies, and may not be presented in accordance with generally accepted accounting principles:



                                                                               YEAR ENDED / AS OF
                                                                               DECEMBER 31, 2004
                                                                                   (RESTATED)         (1)
                                                                             -----------------------
Net revenue from external customers:

Electronic document delivery services                                        $          2,685,882
Government accounting products and services                                             3,328,387
Corporate                                                                                      --
                                                                             --------------------
      Total net revenue from external customers:                             $          6,014,269
                                                                             ====================

Operating income (loss):

Electronic document delivery services                                        $            362,344
Government accounting products and services                                               475,538
Corporate                                                                                (636,072)
                                                                             --------------------
      Total operating income:                                                $            201,810
                                                                             ====================


                                                                               YEAR ENDED / AS OF
                                                                               DECEMBER 31, 2004
                                                                                   (RESTATED)
                                                                             -----------------------
Depreciation and amortization

Electronic document delivery services                                        $            156,710
Government accounting products and services                                                77,617
Corporate                                                                                      --
                                                                             --------------------
      Total depreciation and amortization:                                   $            234,327
                                                                             ====================

Interest expense:
Electronic document delivery services                                        $           (484,250)
Government accounting products and services                                              (241,737)
Corporate                                                                                      --
                                                                             --------------------
      Total interest expense:                                                $           (725,987)
                                                                             ====================

Net income (loss):

Electronic document delivery services                                        $           (115,842)
Government accounting products and services                                               284,701
Corporate                                                                                (936,772)
                                                                             --------------------
      Total net loss:                                                        $           (767,913)
                                                                             ====================

Identifiable assets:

Electronic document delivery services                                        $            550,033
Government accounting products and services                                             3,529,821
Corporate                                                                                  59,240
                                                                             --------------------
      Total identifiable assets:                                             $          4,139,094
                                                                             ====================

Capital expenditures:

Electronic document delivery services                                        $             56,615
Government accounting products and services                                                34,095
Corporate                                                                                      --
                                                                             --------------------
      Total capital expenditures:                                            $             90,710
                                                                             ====================


(1) Results and balances for Electronic document delivery services and Corporate are reported as of and for for the year ended December 31, 2004. Results and balances for Government accounting products and services are reported as of and for the the periods from February 17, 2004 (date of acquisition) through December 31, 2004.

     The Company evaluates performance and allocates resources based upon operating income. The accounting policies of the reportable segments are the same as those described in the summary of accounting policies. There are no inter-segment sales.

14.  Subsequent Events

     CONVERSION OF DEBT

     On February 10, 2005, the Company received notice from C. Alan Williams and Joan P. Williams of their intent to convert $3,682,609 in convertible secured promissory notes payable and accrued interest thereon to 40,332,669 shares of the Company's restricted common stock. Per the terms of the convertible secured promissory notes, the conversion price with respect to $1,939,652 in principal and interest was $0.07 per share. The conversion price with respect to $853,091 in principal and interest was $0.1275 per common share, which was eighty-five percent of the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005. The conversion price with respect to $889,866 in principal and interest was $0.15 per share, which was the average of the Company's common stock closing bid price on the Over-The-Counter Bulletin Board for the ten consecutive trading days prior to February 10, 2005.


     In connection with the above conversion, in 2005 the Company will record interest expense of $430,182 (restated) related to the unamortized debt discount.


     In accordance with SFAS No. 6 "CLASSIFICATION OF SHORT TERM OBLIGATIONS EXPECTED TO BE REFINANCED," the Company has classified the amounts converted (net of related debt discount) as a non-current liability in the accompanying consolidated balance sheet.


     In consideration for the Williams' conversion, the Company granted the Williams a full-ratchet anti-dilution right to receive additional shares of its common stock in the event that any shares of common stock or stock purchase rights are issued by the Company to Mr. Townsend in an amount greater than that which is set forth by the terms of the amended promissory notes to Mr. Townsend, as of the date of the conversion. The amount of additional shares issued to the Williams, if any, shall be determined pro rata based on the ratio of the Williams' conversion amount to Mr. Townsend's conversion amount.


     As a result of the conversion, the Williams acquired shared voting and shared dispositive power over seventy-seven percent (77%), or 59,495,094 shares, of the Company's common stock. After the conversion, the amount owed by the Company to the Williams pursuant to convertible promissory notes payable was $1,000,000 in principal and approximately $44,000 in unpaid interest.

     REPAYMENT OF DEBT

     In February 2005, the Company paid the regular installment on the principal balance of the TBS Notes, paying $100,000 to each of Messrs. Campbell and Garner.